Exhibit 10.4

March 4, 2005

Paul F. Rocheleau

9700 Cragmont Drive

Richmond, Virginia 23233

Dear Paul:

On May 8, 2002, Albemarle Corporation provided you a letter agreement outlining the terms of your employment with the Company. Item 8 of that letter outlines the agreement regarding a Change of Control. Upon further review and discussion with the Executive Compensation Committee, the Company would like to amend and replace the first sentence of Item 8 as follows:

“In the event a Change of Control were to occur and one or more of the following events happen with respect to your employment within a period of 24 months thereafter, you may resign and receive a lump sum payment and other benefits as described below.”

This amendment is effective as of March 4, 2005. By signing below, you acknowledge your acceptance of this amendment.

Sincerely,

/s/ Jack P. Harsh
Jack P. Harsh
Vice President, Human Resources

/s/ Paul F. Rocheleau
Paul F. Rocheleau